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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported.

[  ] Form 4 Transactions Reported.

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1. Name and Address of Reporting Person*

   GE CAPITAL EQUITY INVESTMENTS, INC.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   120 LONG RIDGE ROAD
--------------------------------------------------------------------------------
                                    (Street)

   STAMFORD             CONNECTICUT             06927
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   CHARLES E. SMITH RESIDENTIAL REALTY, INC. (SRW:NYSE)

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   01/00
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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7. Individual or Joint/Group Reporting
   (Check all applicable)

   [   ]   Form Filed by One reporting Person
   [ X ]   Form Filed by More than One reporting Person
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Security Acquired (A) or        Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                 2.                 3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                               Transaction        Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                Date               Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                       (Month/Day/Year)   (Instr. 8)                   (D)             & 4)           (Instr.4) (Instr. 4)
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


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
* If the form is filed by more than one person, see instruction 4(b)(iv). THIS FORM IS FILED BY GE CAPITAL EQUITY INVESTMENTS, INC. ("GE
EQUITY") FOR AND ON BEHALF OF ITSELF, GENERAL ELECTRIC CAPITAL CORPORATION ("GE CAPITAL"), GENERAL ELECTRIC CAPITAL SERVICES, INC. ("GECS") AND GENERAL ELECTRIC COMPANY ("GE") (COLLECTIVELY, THE "REPORTING PERSONS"). GE EQUITY IS A WHOLLY-OWNED SUBSIDIARY OF GE CAPITAL; GE CAPITAL IS A SUBSIDIARY OF GECS; AND GECS IS WHOLLY-OWNED SUBSIDIARY OF GE. GE EQUITY
AND ITS AFFILIATES, GE CAPITAL, GE AND GECS MAY BE DEEMED TO CONSTITUTE A "GROUP" AS SUCH TERM IS DEFINED FOR PURPOSES OF SECTION 13(D) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO HOLDINGS OF EQUITY SECURITIES OF THE ISSUER. HOWEVER, NONE OF THE REPORTING PERSONS AFFIRMS THE EXISTENCE OF A "GROUP" FOR SUCH PURPOSES, AND THIS FORM SHOULD NOT BE CONSTRUED AS AN ADMISSION THAT ANY REPORTING PERSON IS THE BENEFICIAL OWNER OF ANY SECURITIES OTHER THAN THOSE EXPRESSLY INDICATED ON THIS FORM. GECS DISCLAIMS BENEFICIAL OWNERSHIP OF THE SECURITIES REPORTED HEREIN. GE DISCLAIMS BENEFICIAL OWNERSHIP OF THE SECURITIES REPORTED HEREIN.
2270 (3/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)          Amount    ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------          or        Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-          Number    ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion             of        (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)     (D)  cisable  Date     Title   Shares    5)       4)        4)       4)
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

SERIES H                                                                       COMMON
PREFERRED STOCK     $38.50   9/13/99   P        1,800,00     9/13/99  N.A.     STOCK   1,168,831 $24.778  1,800,000  D       N.A.
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SERIES H                                                                       COMMON
PREFERRED UNITS(1)  $38.50   9/13/99   P        1,800,00     9/13/99  N.A.     STOCK   1,168,831 $24.778  1,800,000  D       N.A.
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
(1) Series H Preferred Units were issued by Charles E. Smith Residential Realty, L.P.



GE CAPITAL EQUITY INVESTMENTS, INC.

By:  /s/ Michael E. Pralle                                  February 14, 2000
---------------------------------------------            -----------------------
   Name:  Michael E. Pralle                                       Date
   Title:   President/ General Manager


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Joint Filer Information
-----------------------

Name:     General Electric Company

Address:  3135 Easton Turnpike
          Fairfield, Connecticut 06431

Designated Filer: GE Capital Equity Investments, Inc.

Issuer & Ticker Symbol: Charles E. Smith Residential Realty, Inc. (SRW:NYSE)

Date of Event
Requiring Statement: September 13, 1999

Signature:

GENERAL ELECTRIC COMPANY


By: /s/ Michael E. Pralle
   -----------------------------
   Name:   Michael E. Pralle
   Title:  Attorney-in-Fact*


*Power of attorney attached hereto as Exhibit 1.

Joint Filer Information
-----------------------

Name:     General Electric Capital Corporation

Address:  260 Long Ridge Road
          Stamford, Connecticut 06297

Designated Filer: GE Capital Equity Investments, Inc.

Issuer & Ticker Symbol: Charles E. Smith Residential Realty, Inc. (SRW:NYSE)

Date of Event
Requiring Statement: September 13, 1999

Signature:

GENERAL ELECTRIC CAPITAL CORPORATION

By: /s/ Michael E. Pralle
   -----------------------------
   Name:  Michael E. Pralle
   Title: Vice President

Joint Filer Information

Name:     General Electric Capital Services, Inc.

Address:  260 Long Ridge Road
          Stamford, Connecticut 06297

Designated Filer: GE Capital Equity Investments, Inc.

Issuer & Ticker Symbol: Charles E. Smith Residential Realty, Inc. (SRW:NYSE)

Date of Event
Requiring Statement: September 13, 1999

Signature:

GENERAL ELECTRIC CAPITAL SERVICES, INC.

By: /s/ Michael E. Pralle
   -----------------------------
   Name:  Michael E. Pralle
   Title:   Attorney-in-Fact*



* Power of attorney attached hereto as Exhibit 2.

Joint Filer Information
-----------------------

Name:     GE Capital Equity Investments, Inc.

Address:  120 Long Ridge Road
          Stamford, Connecticut 06297

Designated Filer: GE Capital Equity Investments, Inc.

Issuer & Ticker Symbol: Charles E. Smith Residential Realty, Inc. (SRW:NYSE)

Date of Event
Requiring Statement:  September 13, 1999

Signature:

GE CAPITAL EQUITY INVESTMENTS, INC.

By:  /s/ Michael E. Pralle
   -----------------------------
   Name:  Michael E. Pralle
   Title:   President/ General Manager